                                                                    EXHIBIT 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210

News Release                                                       [COOPER LOGO]


FOR IMMEDIATE RELEASE
July 24, 1996

Contacts:        Sharon Newquist           Phyllis Piano
                 (713) 739-5578            (713) 739-5415


COOPER INDUSTRIES REPORTS SECOND-QUARTER SHARE EARNINGS UP 13%

HOUSTON, July 24 -- Second-quarter fully diluted share earnings from continuing operations of Cooper Industries, Inc. (NYSE-CBE) rose 13% to 77 cents from 68 cents a share in the same quarter of 1995. Revenues increased to $1.4 billion from $1.3 billion in the second quarter of 1995. Second-quarter operating earnings (income before interest expense and income taxes) rose to $186.4 million, up from $179.9 million in the same period of 1995.

         Cooper's earnings per share were affected by the Cooper Cameron Exchange Offer completed mid-year 1995, which reduced the company's outstanding shares by 9.5 million. During the second quarter, Cooper continued to sell some of its marketable securities, the gain from which was mostly offset by nonrecurring expenses.

         For the first six months ended June 30, 1996, Cooper's revenues rose 13% to $2.7 billion, up from $2.4 billion in the same period of 1995.
Operating earnings increased to $329.7 million, compared with $312.4 million in the same period last year. Fully diluted share earnings from continuing operations increased 16% to $1.33, compared with $1.15 during the first half of 1995.

        "Overall, we had a very solid second quarter," said H. John Riley, Jr., Chairman, President and Chief Executive Officer. "Our operations performed well despite some significant challenges, including a month-long strike at one of our major automotive facilities, the implementation of a new distribution system at our hand tools business and some weakening in the European economy," Riley added.

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Cooper Industries, Inc.                                                   Page 2



         Revenues for the ELECTRICAL PRODUCTS segment were up significantly during the quarter. The CEAG electrical products operation in Germany, acquired late last year, was a major contributor to the sales increase. North American sales of hazardous-duty electrical construction materials, electrical fuses, lighting fixtures, transformers and distribution switchgear were also up during the period.

         TOOLS & HARDWARE revenues were down slightly. Growth in sales of assembly systems for the automotive industry was offset by slowing demand for hand tools and window treatments in Europe. In addition, distribution delays in the domestic hand tools business resulted in a somewhat higher-than-anticipated backlog level at the end of the quarter.

         The AUTOMOTIVE PRODUCTS segment recorded another quarter of healthy revenue gains. The improvement reflected increased sales to automotive original equipment manufacturers worldwide. In addition, sales of domestic aftermarket components improved across most product lines. Recent acquisitions also contributed to the revenues increase.

         "We are pleased with our revenues and earnings performance through the first six months of the year. Our efforts to build on the company's strong foundation are beginning to pay off. We're attracting new customers, penetrating new markets and, when appropriate, making complementary acquisitions," Riley said.

         "Just as important are the actions we're taking to improve the company's financial flexibility. During the second quarter, we continued to sell our Belden securities, and a shelf registration was filed to facilitate a sale of our Cooper Cameron shares. These and other actions to reduce working capital will generate cash for debt reduction, additional complementary acquisitions and investments in productivity improvements.

         "While we have some concerns about the domestic economy and lackluster growth in Europe, we expect to see solid double-digit earnings per share growth in 1996," Riley concluded.

         Comparisons of 1996 and 1995 second-quarter and first-half results appear on the following pages.

                                   _______

         Cooper Industries, with 1995 revenues of $4.9 billion, is a diversified, worldwide manufacturer of electrical products, tools and hardware, and automotive products.
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Cooper Industries, Inc.                                                   Page 3

                     CONSOLIDATED RESULTS OF OPERATIONS


                                              Three Months Ended June 30,
                                             -----------------------------
                                               1996                 1995
                                             --------            ---------
                                               (millions except shares)
Revenues:

   Electrical Products                       $  611.3            $   535.5
   Tools & Hardware                             245.1                248.0
   Automotive Products                          506.2                476.0
   Other                                         17.5                  8.6
                                             --------             --------
                                              1,380.1              1,268.1
                                             --------             --------
Costs and Expenses:

   Cost of sales                                907.3                834.7
   Depreciation and amortization                 58.9                 54.6
   Selling and administrative                   227.5                198.9
                                             --------             --------
                                              1,193.7              1,088.2
                                             --------              --------

Operating Earnings                              186.4                179.9

Interest Expense                                 36.8                 39.5
Income Taxes                                     61.3                 57.6
                                             --------             --------

Income from Continuing Operations                88.3                 82.8
Charge for Discontinued Operations                 --               (186.6)
                                             --------             ---------

Net Income (Loss)                            $   88.3             $ (103.8)
                                             ========             =========

Income (Loss) Per Common Share:
   Primary -
         Continuing Operations               $    .82             $    .71
         Net Income (Loss)                   $    .82             $   (.89)

   Fully Diluted (1) -
         Continuing Operations               $    .77             $    .68
         Net Income (Loss)                   $    .77             $   (.89)

Shares Utilized in Computation of
   Income (Loss) Per Common Share:
         Primary                          107,669,000          116,496,000
         Fully Diluted                    124,418,000          133,256,000


(1) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($7.3 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.


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Cooper Industries, Inc.                                                   Page 4




                      CONSOLIDATED RESULTS OF OPERATIONS


                                                Six Months Ended June 30,
                                             -----------------------------
                                               1996                 1995
                                             --------            ---------
                                               (millions except shares)
Revenues:

   Electrical Products                       $ 1,185.8           $ 1,016.1
   Tools & Hardware                              481.4               472.0
   Automotive Products                           994.6               891.6
   Other                                          32.4                11.6
                                             ---------             -------
                                               2,694.2             2,391.3
                                             ---------            --------
Costs and Expenses:

   Cost of sales                               1,783.1             1,583.0
   Depreciation and amortization                 118.0               106.1
   Selling and administrative                    463.4               389.8
                                             ---------            --------
                                               2,364.5             2,078.9
                                             ---------            --------

Operating Earnings                               329.7               312.4

Interest Expense                                  74.4                77.8
Income Taxes                                     104.9                96.5
                                             ---------             --------

Income from Continuing Operations                150.4               138.1
Charge for Discontinued Operations                 --               (186.6)
                                             ---------             ---------

Net Income (Loss)                            $  150.4              $ (48.5)
                                             ========              =======

Income (Loss) Per Common Share:
   Primary -
         Continuing Operations               $   1.40              $  1.19
         Net Income (Loss)                   $   1.40              $  (.42)

   Fully Diluted (1) -
         Continuing Operations               $   1.33              $  1.15
         Net Income (Loss)                   $   1.33              $  (.42)

Shares Utilized in Computation of
   Income (Loss) Per Common Share:
         Primary                          107,475,000          116,434,000
         Fully Diluted                    124,355,000          133,192,000

         (1) The calculations assume conversion of the 7.05% Convertible Subordinated Debentures to Common stock. As a result, interest on the debentures ($14.6 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.


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